UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported:  July 4, 2007

GRYPHON GOLD CORPORATION (Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-127635 (Commission File Number)	92-0185596 (IRS Employer Identification No.)

Suite 810 - 1130 West Pender Street Vancouver, BC V6E 4A4 (Address of Principal Executive Offices) (Zip Code)

(604) 261-2229
(Registrant's Telephone Number, including Area Code)

N/A
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 4, 2007, the registrant, Gryphon Gold Corporation ("Gryphon"), entered into a membership interest purchase agreement (the "Purchase Agreement") with Gerald W. Baughman and Fabiola Baughman, as sellers ("Sellers"), and Nevada Eagle Resources LLC, a Nevada limited liability company ("Nevada Eagle"), under which Gryphon agreed to purchase all of the outstanding limited liability company interests of Nevada Eagle Resources (the "Acquisition"). Under the terms of the Purchase Agreement, Gryphon will acquire Nevada Eagle from the Sellers for the following consideration, payable on the closing date of the Acquisition (the "Closing Date"):

(a)     $2,500,000 in cash;

(b)     four million five hundred thousand (4,500,000) shares of common stock of Gryphon ("Common Shares"); and

(c)     a 5% convertible note in the principal amount of $5,000,000 (the "Convertible Note").

The Convertible Note, due March 30, 2010, bears interest at the annual rate of 5% and is convertible at the option of the holder into Common Shares at an initial conversion price of $1.00 per share during first the twelve month period following the Closing Date, $1.25 per share during the second twelve month period following the Closing Date, $1.50 per share thereafter and $1.75 per share if converted on March 10, 2007. The interest payments are due on a semi-annual basis beginning on January 1, 2008. In addition to the purchase consideration, the Sellers will be entitled to all revenues of Nevada Eagle (payable in cash, stock, or other consideration) calculated to be received and received on the Assets and Properties from January 1, 2007 through midnight on December 31, 2007.

In addition, Gryphon granted the Sellers registration rights under which Gryphon agreed to file (within the later of (i) 90 days of the Closing Date or (ii) any date in which Gryphon is required to file a registration statement for a third-party in connection with a financing or acquisition, but no later than 120 days of the Closing Date) a resale registration statement to register the Common Shares issuable at Closing and issuable upon exercise of the Convertible Note under the Securities Act of 1933, as amended.

Under the terms of the Purchase Agreement, the closing of the Acquisition is scheduled to occur on or before September, 15, 2007, and is subject to closing conditions, including:

(a)     accuracy of representations and warranties;

(b)     performance and compliance with, in all material respects, the agreements, covenants and obligations set forth in the Purchase Agreement;

(c)     material consents, approvals and actions of, filings with and notices to governmental and regulatory authorities;

(d)     receipt of certain consents (or in lieu thereof waivers) of third parties;

(e)     Sellers shall have executed a Lock-up Agreement under which the Sellers agree that for a period of three months following the Closing Date not to sale Common Shares issued or issuable under the Purchase Agreement and Convertible Note and, thereafter, to limit the sale of such Common Shares to 20% of the aggregate Common Shares issued under the Purchase Agreement and Convertible Note each quarter (with unsold Common Shares aggregating each quarter thereafter);

(f)     Mr. Baughman entering into an Employment Agreement for a term of one year, renewable by the parties, to serve as Gryphon's Vice President of Corporate Development; and

(g)     Sellers entering into a Non-Competition Agreement.

Under the terms of the Non-Competition Agreement, Sellers will agree not to compete with Gryphon for the latter of (i) twelve (12) months following the Closing Date (the "Restricted Period"), or (ii) twelve (12) months following the termination of the Company's employment of Gerald Baughman. The scope of the non-competition obligation relates to the business of acquiring and/or holding base metal and precious metal mineral assets located in the state of Nevada within the Area of Interest and to properties that have been examined by Gryphon or Gerald Baughman during the course of his employment by Company, in any manner or capacity. "Area of Interest" is defined as any property owned by the Company, Nevada Eagle, or any Affiliate of the Company or Nevada Eagle on the latter of (i) Closing Date or (ii) the termination date of Gerald Baughman's employment by the Company, if any, together with any adjacent areas within one kilometer of the exterior boundary of such properties.

    Upon completion of the Acquisition, Nevada Eagle will become a wholly-owned subsidiary of Gryphon.

Item 7.01. Regulation FD `

    The registrant issued a press release on July 6, 2007, announcing the execution of the Purchase Agreement. The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 7.01.

Item 9.01. Financial Statements and Exhibits

1.     Press release dated July 6, 2007.

2.     Membership Interest Purchase Agreement dated July 4, 2007, Gerald and Fabiola Baughman, for Nevada Eagle Resources LLC (without Exhibits)

SIGNATURES

            In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gryphon Gold Corporation
(Registrant)

Dated: July 6, 2007	By: /s/ Albert Matter
Albert Matter Chairman